DLA Piper US LLP

The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

July 5, 2007

RAIT Financial Trust
1818 Market Street, 28th Floor
Philadelphia, Pennsylvania 19103

Re: Sale of Series C Preferred Shares Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special Maryland counsel to RAIT Financial Trust, a Maryland statutory real estate investment trust (the “Company”), in connection with the sale pursuant to the Registration Statement on Form S-3 of the Company (Registration No. 333-139889) (the “Registration Statement”) of (a) 1,600,000 (the “Firm Shares”) 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (“Series C Preferred Shares”), of the Company, and (b) up to an additional 240,000 Series C Preferred Shares (the “ Option Shares” and, together with the Firm Shares, the “Shares” ) which may be issued and sold pursuant to an underwriters’ over-allotment option, pursuant to the Underwriting Agreement, dated June 28, 2007 (the “Underwriting Agreement”), by and among the Company, RAIT Partnership, L.P., a Delaware limited partnership for which a wholly-owned subsidiary of the Company acts as the general partner (the “Operating Partnership”), and Bear, Stearns & Co. Inc., for themselves and as representatives of the other underwriters listed on Schedule I thereto (collectively, the “Underwriters”). Unless otherwise defined herein, all capitalized terms shall have the meanings given to them in the Underwriting Agreement. This opinion is being provided at your request in connection with the filing of a Current Report on Form 8-K relating to the sale and issuance of the Shares (the “Form 8-K”) with the Securities and Exchange Commission (the “Commission”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Form 8-K;

2. The final Prospectus dated January 10, 2007, which forms a part of the Registration Statement (the “Prospectus”), and the related final Prospectus Supplement dated June 28, 2007 (the “Prospectus Supplement”), relating to the Shares;

3. The Declaration of Trust of the Company and all amendments, supplements or corrections thereto through the date hereof (the “Declaration”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

5. Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company relating to the sale and issuance of the Shares, certified as of the date hereof by the Secretary of the Company;

6. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

7. A certificate executed by the Secretary of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The Shares have not been issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of Equity Shares (as defined in the Declaration) contained in Article VII of the Declaration.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a real estate investment trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and, when issued in accordance with the Underwriting Agreement and upon payment therefor in the manner contemplated by the Underwriting Agreement and the Resolutions, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement.

We hereby consent to (a) the filing of this opinion as an exhibit to the Form 8-K, (b) the incorporation by reference of this opinion into the Registration Statement and (c) the use of the name of our firm in the Prospectus Supplement under the caption “Legal Opinions.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ DLA Piper US LLP